Exhibit 99.1

Contact:	Matthew Skelly
Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(877) 950-7473
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

TO ACQUIRE CARDINAL MIDSTREAM FOR $600 MILLION

•	Partnership to acquire all operating assets from Cardinal Midstream, LLC

•	Transaction is expected to be immediately accretive to DCF by 3% to 5% in 2013 and 8% to 10% in 2014

•	Atlas Pipeline increases 2013 EBITDA guidance by over 20% to $310 to $360 million

•	Provides new entry as the largest midstream processer in liquids-rich basin of Arkoma-Woodford

•	Majority of Cardinal Midstream’s cash flows derived from fixed fee contracts

•	Acquisition includes 60% operated interest in Centrahoma JV with MarkWest Energy Partners

•	Owned and/or operated assets include 220 MMcfd of processing capacity and associated gathering lines as well as gas treating business

Philadelphia, PA, December 3, 2012 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has executed a definitive agreement to acquire all equity interests representing all of the operating assets of Cardinal Midstream, LLC (“Cardinal”), a privately owned midstream operator, for $600 million in cash. The transaction, which is expected to close by the end of 2012, is subject to certain regulatory approvals, customary closing conditions, and purchase price adjustments.

As a result of the transaction, the partnership is increasing EBITDA guidance for 2013 by over 20% from $250-300 million to $310-360 million. The transaction is expected to be immediately accretive to distributable cash flow per unit by 3-5% in 2013 and 8-10% in 2014. Expected EBITDA from the Cardinal assets is forecasted to be approximately $60 million in 2013, and approximately $70 million and $80 million in 2014 and 2015, respectively.

The owned and/or operated assets will include three cryogenic processing plants totaling 220 MMcfd in processing capacity, 66 miles of associated gathering pipelines, and a gas treating business that includes 17 treating facilities located in numerous hydrocarbon basins. Over 80% of Cardinal’s current gross margin is derived from fixed fee contracts.

Eugene Dubay, Chief Executive Officer of the Partnership, commented, “We are very excited about the acquisition of Cardinal Midstream. The profile of assets fits very well with our core focus, which is gathering and processing in liquids-rich basins with increasing producer activity. The Cardinal assets are close to our assets in the Woodford shale, about 50 miles from our Velma area of operations. The Arkoma portion of the Woodford, which is a new area for us, is a high-NGL, wet gas play that has seen strong activity which has enabled the current Cardinal facilities to be fully utilized, producing growing cash flow that is primarily fixed fee. There are also current plans to expand next year through the development of the Stonewall plant, which will have an initial capacity of 120 MMcfd but is expected to be scalable to 200 MMcfd with development in the area. The expansion is part of the Centrahoma JV in which Cardinal is in partnership with MarkWest. While our organic growth prospects in each of our current areas continue to be robust, we are excited to add another leg of growth to the APL story and are committed to having a best-in-class midstream platform in South East Oklahoma. We thank all of our stakeholders for their support.”

As a result of the transaction, the Partnership will own 100% of the following assets:

•	A 120 MMcfd cryogenic processing facility (the Tupelo plant) in the Arkoma Woodford basin;

•	Approximately 60 miles of gathering lines that gather both rich and lean gas;

•	28,500 horsepower compression capability, including a 42 MMcfd compression facility and a treating facility; and

•

A gas treating business, which includes contract gas treating operations in multiple shale plays including the Woodford, Eagle Ford, Granite Wash, Avalon, Haynesville, and Fayetteville shales. Included are 15 amine treating facilities as well as two propane refrigeration facilities. The business generates fixed fee cash flow through the treatment of wellhead volumes to reduce impurities and is 100% fixed fee cash flow

Additionally, the Partnership will acquire a 60% interest in the Centrahoma joint venture (“Centrahoma”) that currently exists between Cardinal and MarkWest Energy Partners, L.P. (NYSE: MWE) (“MarkWest”). The Partnership will be the operator of the Centrahoma JV assets following the transaction. The Centrahoma JV currently owns the following assets:

•	Two cryogenic facilities: the Coalgate plant and the Atoka plant, with current processing capacity of 80 MMcfd and 20 MMcfd respectively; and

•	15 miles of NGL pipeline

All three processing facilities are currently fully utilized. As previously agreed to by Cardinal and MarkWest, the Centrahoma JV is expected to expand in late 2013 by installing a new 120 MMcfd plant (“Stonewall plant”) which will be scalable to 200 MMcfd with development in the area. Incremental cost for the Stonewall plant expansion to process the full 200 MMcfd is currently expected to be less than $50 million net to the Partnership.

Deutsche Bank Securities acted as financial advisor on the transaction. Jones Day (Houston) and Ledgewood (Philadelphia) acted as legal advisors on the transaction.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, northern and western Texas, and Tennessee, APL owns and operates nine active gas processing plants as well as approximately 9,700 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership's website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. For more information, please visit the Partnership’s website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.